EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S‑3 No. 333‑213162) of BRT Apartments Corp.,
(2) Registration Statement (Form S‑3 No. 333-190686) of BRT Apartments Corp.,
(3) Registration Statement (Form S‑8 No. 333‑223620) pertaining to BRT
Apartments Corp. 2016 Incentive Plan,
(4) Registration Statement (Form S‑8 No. 333‑210168) pertaining to BRT
Apartments Corp. 2018 Incentive Plan, and
(5) Registration Statement (Form S‑8 No. 333‑249914) pertaining to the BRT
Apartments Corp. 2020 Incentive Plan;

of our report dated March 15, 2021, with respect to the consolidated financial statements of BRT Apartments Corp. included in this Annual Report (Form 10‑K) of BRT Apartments Corp. for the year ended December 31, 2020 and the financial statement schedule of BRT Apartments Corp. included herein.

/s/ Ernst & Young, LLP

New York, New York
March 15, 2021